EXHIBIT 99.1

55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269
(973) 942-1111    Fax (973) 942-9816
www.greatercommunity.com

FOR IMMEDIATE RELEASE

Greater Community Bancorp (GFLS)
Declares Stock and Cash Dividends

TOTOWA, NJ – June 22, 2005 – At its regular meeting held June 21, 2005, the Board of Directors of Greater Community Bancorp (Nasdaq: GFLS) declared a 2.5% stock dividend and a quarterly cash dividend of $0.13 per share on the Company’s common stock, both payable July 29, 2005 to shareholders of record on July 15, 2005. The cash dividend will be distributed on the increased number of shares resulting from the stock dividend. The combined stock and cash dividends represent a 10.83% increase over the cash dividend paid in the first quarter and a projected annual cash dividend of $0.52.

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates sixteen full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris through its three state-chartered commercial bank subsidiaries: Greater Community Bank, Bergen Commercial Bank and Rock Community Bank. The banking subsidiaries provide traditional commercial and retail banking services to small businesses and consumers in New Jersey. The Company through its banking subsidiary, Greater Community Bank, owns an equipment leasing and financing subsidiary, Highland Capital Corp. In addition, Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. (Securities are not FDIC insured or bank guaranteed, and are subject to risk and may lose value).

CONTACT: At Greater Community Bancorp
Anthony M. Bruno, Jr., 973-942-1111 x 1001
anthony.bruno@greatercommunity.com

SOURCE: Greater Community Bancorp